UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2007

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 2.02. Other Events

On January 5, 2007, Pinnacle Entertainment, Inc. filed a prospectus supplement with the Securities and Exchange Commission related to a proposed public offering of 10,000,000 shares of its common stock. Unless the context indicates otherwise, all references to “we,” “our,” “ours,” and “us” refer to Pinnacle Entertainment, Inc. and its consolidated subsidiaries.

The prospectus supplement contains the following information regarding our estimated results for the fourth quarter of 2006:

2006 Fourth Quarter Information

Although we do not have final results for the fourth quarter of 2006, we currently expect that our revenues, operating income, EBITDA and net income will be down significantly from the fourth quarter of 2005, driven principally by the reopening of competitors to our Boomtown New Orleans property and by higher marketing costs at our Belterra Casino Resort. In addition, we expect operating results at our Boomtown Reno and Bossier City properties for the fourth quarter of 2006 to be down compared to the prior year period. We expect the decline in results at these four properties to be partially offset by the significantly improved performance at our L’Auberge du Lac property. We believe corporate overhead has also increased compared to the prior year period as we have added personnel to oversee our company’s growth. Because we do not have final results for the fourth quarter of 2006, our actual results when they become available could differ materially from our expected results discussed herein. In addition, because of the preliminary nature of the information currently available to us regarding the fourth quarter of 2006, we may discover additional developments of which we are currently unaware.

Boomtown New Orleans

The West Bank of the New Orleans metropolitan area generally did not flood as a result of the levee breaches that occurred in connection with the hurricanes in 2005 and for a period of time from late 2005 through early 2006, Boomtown New Orleans was the only casino open in the New Orleans region. During this period, our revenues, operating margins and related operating results at the property increased sharply compared to earlier periods. In February 2006, our principal competitor, which is substantially larger than Boomtown New Orleans, reopened. Other casinos have also reopened along the nearby Mississippi Gulf Coast, including the two largest casino hotels in the region, which both reopened in August 2006. Since those facilities reopened, our revenues, operating margins and related operating results at the Boomtown New Orleans property have declined. In particular, our gaming revenues at Boomtown New Orleans in October and November 2006 were approximately 34% and 36% lower, respectively, than gaming revenues for the corresponding months in 2005, and also lower than gaming revenues for the corresponding months of the third quarter of 2006. The following table shows the gaming revenues at Boomtown New Orleans for 2006 and 2005 as publicly reported by the Louisiana Gaming Control Board:

	Boomtown New Orleans Adjusted Gross Receipts
	2006	2005
	(dollars, in millions)
January	24.6	10.2
February	21.8	10.9
March	19.9	10.6
April	18.7	10.1
May	18.7	10.2
June	18.4	10.1
July	17.8	11.3
August	15.6	7.3	*
September	15.3	(0.04	)*
October	14.4	21.7
November	13.8	21.7
December	Not available	24.5

*	Boomtown New Orleans was closed from August 28, 2005 until September 30, 2005 due to Hurricane Katrina.

We also currently expect the revenues for December 2006 to be significantly lower than those for December 2005, but to be comparable to revenues for the immediately preceding two months. In addition, we expect that the decline in revenues for the fourth quarter will also drive a decline in operating margins to the levels achieved by the property prior to the hurricanes of 2005. Accordingly, we expect that the Boomtown New Orleans operating results will be significantly down from the results for the fourth quarter of 2005 as well as down from the results of the third quarter of 2006. In addition, we anticipate that Boomtown New Orleans’ operating results will compare negatively with the extraordinary results for the immediate post-hurricane period over the next several quarters, although current revenues, EBITDA and operating income results generally remain substantially above the operating results for the pre-hurricane period.

Belterra Casino Resort

In the fourth quarter of 2006, a new road opened in Kentucky that improves access to Belterra Casino Resort. In addition, during that period, a new resort-casino opened in French Lick, Indiana, approximately 100 miles from Belterra, which provides additional competition for us, particularly for customers from Indianapolis and Louisville. As a result, we increased our promotional expenses substantially at Belterra Casino Resort during the fourth quarter of 2006 to promote the opening of the new road and to compete against the new casino in French Lick. As a result of these higher marketing costs, we expect our fourth quarter results of operations at Belterra Casino Resort to be lower than those of the fourth quarter of 2005.

Statements in this report about future events or performance, including our expectations of revenues, operating income, EBITDA, net income and operating results for the fourth quarter of 2006, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These estimates are subject to certain risks, uncertainties and assumptions, including the completion of our financial statements for the fourth quarter of 2006. Should our underlying assumptions prove incorrect, our actual results for the fourth quarter of 2006 could vary materially from those we have estimated above. Please see our filings with the Securities and Exchange Commission, including without limitation the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005, for a discussion of other factors that may affect such forward-looking statements.

The information furnished pursuant to this Item 2.02 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed by us under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: January 5, 2007	By:	/S/ STEPHEN H. CAPP
Stephen H. Capp
Executive Vice President and Chief Financial Officer